Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.  333-46008, 333-66434, and 333-113692) pertaining to the 1999 Stock Incentive Plan, Form S-8 (No. 333-117003) pertaining to the Findwhat.com 2004 Stock Incentive Plan and the EMI Replacement Option Plan, Form S-3 (Nos. 333-110067, 333-102436, 333-76144, 333-115245, 333-115247, and 333-118823), and Form SB-2 (No. 333-47240) and related prospectuses of our reports dated March 3, 2006, with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MIVA, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ BDO Seidman, LLP

Miami, Florida
March 10, 2006